Exhibit 21.1
SUBSIDIARIES


CHADMOORE WIRELESS GROUP, INC.

Chadmoore Communications, Inc.
CMRS Systems, Inc.
Chadmoore Construction Services, Inc.
PTT Beacon Hill, Inc.
PTT of Nevada, Inc.
PTT Tanner, Inc.


CHADMOORE COMMUNICATIONS, INC.

Chadmoore Communications of Tennessee, Inc.
PTT Burton, Inc.
PTT Maple, Inc.
PTT Tristin, Inc. PTT Communications of Austin, LLC PTT Communications of Ft. Wayne, LLC PTT Communications of Huntsville, LLC PTT Communications of Jacksonville, LLC PTT Communications of Richmond, LLC PTT Communications of Roanoke, LLC PTT Communications of Virginia Beach, LLC PTT Communications of Baton Rouge, LLC


CMRS SYSTEMS, INC.

800 SMR Network, Inc.
PTT Artina, Inc.
PTT Chaco, Inc.
PTT Franklin, Inc.
PTT Roseland, Inc.
PTT Communications of Baton Rouge, LLC PTT Communications of Bay City, LLC PTT Communications of Lake Charles, LLC PTT Communications of Rockford, LLC